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                                                                EXHIBIT 99.5(c)

                          TERMINATION, CONSULTING AND
                              NONCOMPETE AGREEMENT


          AGREEMENT dated May 29, 1996, among LEAR CORPORATION, a Delaware corporation ("Purchaser"), MASLAND CORPORATION, a Delaware corporation ("Company"), and the other party signatory hereto (the "Covenantor").

                              W I T N E S S E T H:

          WHEREAS, concurrently herewith, Purchaser, PA ACQUISITION CORP., a Delaware Corporation and a wholly-owned subsidiary of Purchaser (the "Sub") and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which Sub will be merged with and into the Company (the "Merger");

          WHEREAS, the Covenantor is conversant with the affairs, operations, customers and confidential and proprietary information of the Company;

          WHEREAS, the Company wishes to terminate the employment of the Covenantor as of the Effective Date (as defined herein) and engage the Covenantor as an independent consultant in accordance with the terms this Agreement;

          WHEREAS, Purchaser and the Company each wishes to assure itself of the protection of the goodwill and proprietary interests of the Company's and Purchaser's business by having the Covenantor enter into this Agreement on the date hereof; and

          WHEREAS, the Covenantor acknowledges that as an inducement and a condition to entering into the Merger Agreement, Purchaser has required that the Covenantor agree, and the Covenantor has agreed, to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.   Definitions.  For purposes of this Agreement:

               (a) "Affiliate" shall mean (i) a corporation, partnership or other business entity which, directly or indirectly, is controlled by, controls, or is under common control with the Covenantor and (ii) in the case of an individual, (x) any trust or other estate in which the Covenantor has a substantial beneficial

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interest or as to which the Covenantor serves as trustee or in a similar fiduciary capacity or (y) the Covenantor's spouse. "Control" means and includes, but is not necessarily limited to the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

               (b) "Business Conducted by the Company" shall mean the business conducted by the Company or any Subsidiary of the Company with respect to products currently produced by the Company or any Subsidiary on or prior to the date hereof.

               (c) "Consulting Period" shall mean the period commencing on the date on which the Offer is consummated pursuant to the terms of the Merger Agreement (the "Effective Date") and ending on the second anniversary of such date, or such shorter period in accordance with the provisions of Section 9 hereof.

               (d) "Noncompete Period" shall mean the Consulting Period; provided that if the Consulting Period is terminated for cause as defined in clauses (i) or (iii) of the last sentence of Section 9 hereof, Non-Compete Period shall mean the period commencing on the Effective Date and ending on the second anniversary of such date.

          2.   Termination of Employment and Consulting Services.

          (a) The Covenantor's employment with the Company shall terminate effective as of the Effective Date.

          (b) During the Consulting Period, the Covenantor shall perform consulting services related to the Business Conducted by the Company and shall perform such projects and functions that may be assigned from time to time by Purchaser's Chief Executive Officer and/or the Company's Board of Directors. The Company shall not assign consulting services to Covenantor that are inconsistent with duties assigned to senior officers of the Company. In the performance of consulting services hereunder, the Covenantor shall be an independent contractor and not an employee of the Company, notwithstanding any title that may be assigned to the Covenantor. The Covenantor agrees to carry out his consulting duties to the best of his ability and in a timely and complete manner, and at all times to act in the best interests of the Company and Purchaser. As an independent contractor, the Covenantor will not be eligible to receive nor participate in any benefit plan provided to employees of the Company or Purchaser, including but not limited to any health, life, long term disability, retirement, incentive savings, supplemental deferred compensation, flexible benefits or supplemented executive salaried benefit plan, except that during the Consulting Period, the Company shall continue to provide the Covenantor with health and medical benefits on terms no less



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favorable than those currently provided to him by the Company.  In the performance of consulting services hereunder, the Covenantor shall not be required to work more than 20 days per year. Nothing herein shall prohibit the Covenantor from devoting his time to civic and community activities, serving as a member of the Board of Directors of other corporations who do not compete with the Company or managing personal investments, as long as the foregoing do not interfere with the performance of the Covenantor's duties hereunder.

          3.   Compensation.

               (a) Fee. As consideration for the execution, delivery and performance of this Agreement by the Covenantor, during the Consulting Period the Company shall pay the Covenantor $175,000 per annum. Because the Covenantor shall be an independent contractor and not an employee of the Company or Purchaser, there shall be no withholdings or deductions from these payments.
The Covenantor will be responsible for payment of any and all personal income taxes due in connection with payments made pursuant to this Agreement.

               (b) Reimbursement of Certain Expenses. During the Consulting Period, the Company shall reimburse the Covenantor for reasonable and necessary business expenses, in accordance with its policies and upon presentation of appropriate documentation.

          4. Covenant Not to Compete. Except as approved by Purchaser in writing, the Covenantor agrees that during the Noncompete Period, neither the Covenantor, nor any Affiliate of the Covenantor shall, without the prior written consent of Purchaser, participate, own, control, manage or engage in, directly or indirectly, whether as an owner, partner, shareholder (except that the Covenantor or such Affiliate may hold equity securities representing not more than five percent (5%) of the equity securities of any publicly-held enterprise provided that neither the Covenantor nor such Affiliate renders advice or assistance to such enterprise), employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the making of investments or the rendition of services, advice, or acts of management, operation or control, any business which is competitive with the Business Conducted by the Company within the geographic area in which the Company, Purchaser or any of their respective subsidiaries conducted business during the last three (3) years prior to the date hereof.

          5. No Diversion of Business Opportunities and Prospects. The Covenantor agrees that during the Noncompete Period, neither the Covenantor, nor any Affiliate of the Covenantor, shall, without the written consent of Purchaser, directly or indirectly, seek to divert from continuing to do business with or entering into business with the Company, Purchaser




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or any of their respective subsidiaries, any supplier, customer or other person or entity which to the Covenantor's knowledge has a business relationship with Purchaser, the Company or any of their respective subsidiaries or with which the Company or any of its Subsidiaries was actively planning or pursuing a business relationship before the date in which the Offer is consummated pursuant to the terms of the Merger Agreement.

          6. Non-Solicitation-Customers or Prospective Customers. The Covenantor agrees that during the Noncompete Period, neither the Covenantor, nor any Affiliate of the Covenantor shall, without the prior written consent of Purchaser, directly or indirectly solicit, in connection with any business which is competitive with the Business Conducted by the Company, any customers with whom the Company, Purchaser or any of their respective subsidiaries did business at, or within three (3) years prior to, the date in which the Offer is consummated pursuant to the terms of the Merger Agreement or any entity known by the Covenantor to be a prospective customer at the date on which the Offer is consummated pursuant to the terms of the Merger Agreement. A "prospective customer" is a company, person or other entity with which the Company or any of its Subsidiaries has had actual contact or for which the Company has begun formulating a market strategy.

          7. Non-Solicitation -- Employees. The Covenantor agrees that during the Noncompete Period, the Covenantor shall not, without the prior written consent of Purchaser, directly or indirectly solicit any employee of the Company to leave such employment or join or become affiliated with any business which is competitive with the Business Conducted by the Company in any area in which the Company, Purchaser or any of their respective Subsidiaries does business.

          8. Confidentiality. The Covenantor acknowledges that the Covenantor has had access to confidential information (including, but not limited to, current and prospective confidential product information, know-how, inventions, trade secrets, customer lists, supplier lists, business plans, processes and technology) concerning the business, products, customers, plans, finances, suppliers, and assets of the Company and its Subsidiaries and which is not generally known outside the Company (the "Confidential Information"). The Covenantor agrees that the Covenantor shall not, without the prior written authorization of Purchaser, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information, but instead shall keep all Confidential Information strictly and absolutely confidential, except (1) as required by law, in which event the Covenantor shall give notice of such disclosure to Purchaser as promptly as practicable so as to enable Purchaser to seek a protective order from a court of competent jurisdiction with respect thereto and (ii) for information which become public other than as a result of a violation of this Agreement.



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          9. Termination of Consulting Period.  The Consulting Period shall terminate with respect to the Covenantor prior to the second anniversary of the date on which the Offer is consummated upon termination by the Company with respect to the Covenantor for "cause." For purposes of this Agreement, "cause" means (i) fraud, misappropriation or other intentional or material damage to the Company's, Purchaser's or any of their respective subsidiaries' property, goodwill or business, (ii) commission by the Covenantor of a felony, or (iii) material breach of this Agreement after the Company provides notice of such breach and gives the Covenantor at least (20) days to cure breach.

          10. Representations and Warranties. The Covenantor hereby represents and warrants to Purchaser as follows:

          (a) Power; Binding Agreement. The Covenantor has the legal capacity, power and authority to enter into and perform all of the Covenantor's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Covenantor will not violate any other agreement to which the Covenantor is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Covenantor and constitutes a valid and binding agreement of the Covenantor, enforceable against the Covenantor in accordance with its terms.

          (b) No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Covenantor and the consummation by the Covenantor of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Covenantor, the consummation by the Covenantor of the transactions contemplated hereby or compliance by the Covenantor with any of the provisions hereof shall result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any agreement to which the Covenantor is a party or by which the Covenantor may be bound or affected.

          (c) Reliance by Purchaser. The Covenantor understands and acknowledges that Purchaser is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Covenantor's execution and delivery of this Agreement.

          11. Specific Performance. The Covenantor acknowledges that the Covenantor's compliance with this Agreement is necessary to preserve and protect the proprietary rights, Confidential Information and the goodwill of the Business Conducted by the Company as a going concern and that any failure by the Covenantor to comply with the provisions of this Agreement will result in



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irreparable and continuing injury to the Business Conducted by the Company for which there will be no adequate remedy at law. Therefore the Covenantor agrees that in the event of any such breach Purchaser and Sub shall be entitled to the remedy of specific performance of the covenants and agreements contained herein and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          12. Miscellaneous.

          (a) Entire Agreement. This Agreement, the Stockholders Agreement, the Merger Agreement and the agreements contemplated thereby constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Purchaser may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

          (c) Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Covenantor, Purchaser and the Company.

          (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:


               If to Covenantor:  William J. Branch
                                  4 Truffle Glen Road
                                  Mechanicsburg, PA 17055
                                  717/692-6648 (telephone)

               If to Purchaser:   Lear Corporation
                                  21557 Telegraph Road
                                  Southfield, MI 48034
                                  810/746-1500 (telephone)
                                  810/746-1677 (telecopier)
                                  Attention:  Joseph F. McCarthy, Esq.



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          copy to:                Winston & Strawn
                                  35 West Wacker Drive
                                  Chicago, Illinois  60601
                                  312/558-5600 (telephone)
                                  312/558-5700 (telecopier)
                                  Attention:  John L. MacCarthy, Esq.


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (e) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. Without limiting the foregoing, in the event that any provision hereof is held by any court of competent jurisdiction to be unenforceable because it is too extensive in scope or time or territory, such provision shall be deemed to be and shall be amended without any prior act by the parties hereto to conform to the scope and period of time and geographical area which would permit it to be enforced.

          (f) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Pennsylvania, without giving effect to the principles of conflicts of law thereof.



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          (i) Descriptive Headings.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

          (k) Effectiveness. This Agreement shall be of no force or effect unless and until the Offer is consumated.


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          IN WITNESS WHEREOF, Purchaser, Company and the Covenantor have caused this Agreement to be duly executed as of the day and year first above written.


                                         LEAR CORPORATION


                                         By: /s/ J.H. Vandenberghe
                                            ---------------------------
                                              Name: J.H. Vandenberghe
                                              Title: Executive Vice President
                                                      and Chief Financial
                                                      Officer


                                         MASLAND CORPORATION


                                         By: /s/ Daniel R. Perkins
                                            ---------------------------
                                              Name: Daniel R. Perkins
                                              Title: CFO & Treasurer


                                         /s/ W. Branch
                                         ------------------------------
                                         William J. Branch




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